Contact:	John Moran	FOR IMMEDIATE RELEASE
	(860) 728-7062	www.utc.com

UTC ANNOUNCES INTENTION TO EXIT HELICOPTER BUSINESS
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All financial expectations in this release are on a pro forma basis and exclude Sikorsky, unless otherwise noted

·	UTC will pursue a separation of Sikorsky from the rest of UTC, subject to final Board approval.
·	Removing Sikorsky from the portfolio will better position UTC to focus on providing high-technology systems and services to the aerospace and building industries.
·	Ex-Sikorsky, UTC expects 2015 EPS of $6.35 to $6.55 on sales of $58 to $59 billion.

HARTFORD, Conn, June 15, 2015 – United Technologies Corp. (NYSE: UTX) today announced that it will pursue the separation of the Sikorsky Aircraft business from United Technologies, subject to final Board approval.  This announcement follows a review of strategic alternatives for Sikorsky announced earlier this year.  A decision on whether Sikorsky will be spun off or sold is expected by the end of the third quarter.

 "Our strategic review has confirmed that exiting the helicopter business is the best path forward for United Technologies," said Gregory Hayes, UTC President and Chief Executive Officer.  "Sikorsky is the world's premier helicopter company and through a series of strategic wins is well positioned for long-term growth.  However, separation of Sikorsky from the portfolio will allow both United Technologies and Sikorsky to better focus on their core businesses.  Over the coming weeks, we'll determine whether a spinoff or direct sale is the best way to enhance Sikorsky's long-term success and create the most value for customers and shareholders."

Excluding Sikorsky, UTC now expects 2015 earnings per share of $6.35 to $6.55 on sales of approximately $58 to $59 billion.  The company continues to expect organic sales growth of 3 to 5 percent and cash flow from operations less capital expenditures in the range of 90 to 100 percent of net income attributable to common shareowners.

Including Sikorsky, the company now anticipates earnings per share of $6.55 to $6.85, down from the previous expectation of $6.85 to $7.05.  This reduction in the earnings expectation range reflects approximately $0.10 to $0.20 of one-time separation costs along with a $0.10 decline in Sikorsky's operational expectations for the year due to weakness in the oil and gas markets.

The company will discuss its intention to exit the helicopter business at its previously announced investor meeting to be held during the Paris Air Show. The meeting will be webcast via www.UTC.com beginning at 3 a.m. EDT, Monday, June 15, and the audio recording and presentation materials will be archived on the site afterward.

United Technologies Corp., based in Hartford, Connecticut, provides high technology systems and services to the building and aerospace industries.

This release is supplemented by presentation materials that are available on UTC's web site at www.utc.com and includes statements that constitute "forward-looking statements" under the securities laws. Forward-looking statements often contain words such as "believe," "expect," "plans," "project," "target," "will," "should," "see," "confident", "ensure" and similar terms. Forward-looking statements may include, among other things, statements relating to the plans, strategies, and objectives of UTC for future operations, including statements relating to a potential separation of the Sikorsky business, or the terms, timing  or structure of any such separation (or whether any such separation will take place at all); the future performance of UTC or Sikorsky if any such separation is completed; future and estimated sales, earnings, cash flow, charges, expenditures and share repurchases; anticipated growth in sales; new products and their entry into service; anticipated benefits of organizational changes; and other measures of financial or operational performance. There can be no assurance that any transaction or future events will occur as anticipated, if at all, or that actual results will be as expected.  All forward-looking statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties include risks related to a potential separation of, or any other transaction relating to, Sikorsky; the effect of economic conditions in the industries in which we operate, including financial market conditions; fluctuations in commodity prices, interest rates and foreign currency exchange rates; levels of research and development spending; levels of end market demand in construction and in the aerospace industry; the impact of government budget and funding decisions on the economy; changes in government procurement priorities and funding; delays and disruption in delivery of materials and services from suppliers; company and customer directed cost reduction efforts and restructuring costs and consequences thereof; the impact of acquisitions, dispositions and similar transactions; challenges in the development and production of new products and services; the impact of legal proceedings, investigations and other contingencies; pension plan assumptions and future contributions; the effect of changes in tax, environmental and other laws and regulations and political conditions; and other factors beyond our control. The forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statements as of a later date. For additional information identifying risks and uncertainties that may materially affect results, see UTC's reports on Forms 10-K, 10-Q and 8-K filed with the SEC from time to time, including, but not limited to, the information included in UTC's Forms 10-K and 10-Q under the headings "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" and in the notes to the financial statements included in UTC's Forms 10-K and 10-Q.

UTC-IR

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